May 5, 2015

Apollo Medical Holdings, Inc.

700 North Brand Blvd., Suite 220

Glendale, California 91203

Re:       Apollo Medical Holdings, Inc.

Ladies and Gentlemen:

We have acted as special New York Counsel to Apollo Medical Holdings, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with Amendment No.2 to the Company’s Registration Statement on Form S-1 (File No. 333-202602) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on May    , 2015, as thereafter amended or supplemented, with respect to the public offering by the Company (the “Offering”) of up to $19,125,000 of common shares of the Company, par value $0.001 per share (the “Common Shares), and warrants to purchase Common Shares of the Company consisting of warrants to be offered to purchasers in the Offering to purchase not more than 50% of the aggregate number of Common Shares sold in the Offering (the “Offered Warrants”) and warrants to be issued to the representative of the underwriters to purchase not more than 5% of the aggregate number of Common Shares sold in the Offering (the “Representative’s Warrants” and, together with the Offered Warrants, the “Warrants”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; (iii) the warrant agreements with respect to the Offered Warrants and the Representative’s Warrants, and (iv) such other corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

Apollo Medical Holdings, Inc.

May   , 2015

We have further assumed for the purposes of this opinion, without investigation, that all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company and the terms of the Offerings comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that the Warrants and the Representative’s Warrants have been duly and validly authorized, and upon their issuance, delivery and payment therefor in the manner contemplated by their terms and in the Underwriting Agreement, will be valid and binding obligations of the Company.

This opinion is limited to the laws of the State of New York as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP